PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of ____3/2/2022__________ (the “Effective Date”) by and between AEI INCOME & GROWTH FUND 26 LLC, a Delaware limited liability company (“Seller”) and NLF ZJ  Enid OK, a series of RoseRock Net Lease Fund I Series LLC, a Delaware limited liability company (“Buyer”).

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

1.
Property.  Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in the real property and improvements thereupon located at 4402 West Owen K. Garriott Road, Enid, OK 73703, as more particularly described on Exhibit “A” attached hereto (the “Property”) together with all buildings, structures, and other improvements now located on the Property, including the Zales jewelry building and all related improvements (collectively, the “Improvements”), and  all and singular the rights and appurtenances pertaining to the Property and/or the Improvements, if any, including any interest of Seller, in and to adjacent streets, alleys, or rights-of-way, and any drainage facilities, utility facilities, easements, licenses, and/or privileges, if any (the “Appurtenances”) (the Property, the Improvements, and the Appurtenances are hereinafter collectively referred to as the “Premises”);

a.
all of Seller’s right, title and interest in and to the Lease (as defined in Section 2 below), together with all security deposits, guarantees and other items given as security therefor;

b.
all of Seller’s right, title, and interest, if any, to all construction contracts, architect contracts, architectural, engineering, mechanical, and electrical drawings, plans, specifications, site plans, reports, surveys, and inspection records (the “Construction Documents”);

c.
all of Seller’s right, title, and interest, if any, to all site plan approvals, building permits, certificates of occupancy, licensees, franchises, and other permits issued to Seller by public authorities with respect to the ownership, development, construction, and/or operation of the Improvements (the “Permits”);

d.
all of Seller’s right, title, and interest, if any, to all construction warranties, mechanical warranties, product warranties, manuals, and other warranties and guaranties with respect to the Premises and/or the Construction Documents, which have not expired, (the “Warranties”);

Zales – Enid, OK

e.
all of Seller’s right, title, and interest, if any, in and to all tangible personal property, if any, including fixtures and equipment, owned by Seller and located on the Land or in the Improvements and used solely in connection with the ownership and operation of the Premises, all general intangibles owned by seller with respect to the Premises not otherwise identified as Construction Documents, Permits and Warranties, including but not limited to all of Seller’s right, title and interest in and to all claims, causes of action, contract rights, insurance claims, insurance proceeds, and service contracts, if any (the “Personal Property”); and

f.
all of Seller’s right, title, and interest, if any, to all books and records pertaining to the Premises, the Lease, the Construction Documents, the Permits, the Warranties, the Personal Property,  and the construction of the Improvements on the Property (the “Books and Records”.);.

The property to be sold to Buyer in this transaction consists of an undivided 100% interest in the Property.

2.
Lease.  The Property is being sold subject to an existing Retail Lease of the Property originally dated December 30, 2013, as amended by that certain First Amendment to Lease dated August 5, 2015, by and between Seller, as lessor (pursuant to that certain Assignment and Assumption of Lease dated March 17, 2015 by and between Enid Garriott Investors, LP, a Texas limited partnership, as assignor, and Seller, as assignee), and Zale Delaware, Inc., a Delaware corporation, as lessee (the “Tenant”) (collectively, the “Lease”). The Tenant’s obligations under the Lease are guaranteed by Sterling Jewelers, Inc., a Delaware corporation, pursuant to that certain Guaranty of Lease dated October 10, 2014.

3.
Purchase Price.  The Purchase Price for the Property is $1,660,000 (the “Purchase Price”). If all conditions precedent to Buyer’s obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Escrow Agent (as defined below) on or before the Closing Date.

4.
Terms.  The Purchase Price will be paid by Buyer as follows:

a)
Within three (3) business days of the Effective Date of this Agreement, Buyer will deposit $25,000 (the “Initial Earnest Money”) into an interest-bearing account with First American Title Insurance Company, 1380 17th Street, Denver, CO 80202, Attn: Lisa Ray; phone number: (303) 876-1134; email: liray@firstam.com (the “Title Company” or “Escrow Agent”).

b)
Upon expiration of the Review Period (as defined below), Buyer will deposit an additional $25,000 (the “Additional Earnest Money”) with the Escrow Agent.  The Initial Earnest Money and Additional Earnest Money shall collectively be referred to as the “Earnest Money”).  The Earnest Money in the collective amount of $50,000 will become nonrefundable upon the expiration of the Review Period, and shall be credited against the Purchase Price when and if escrow closes and the sale is completed.

c)
Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the Closing Date.

Zales – Enid, OK

5.
Due Diligence.  Buyer will have thirty (30) days from the Effective Date of this Agreement (the “Review Period”) to conduct all of its inspections and due diligence and satisfy itself regarding the Property and this transaction. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or persons caused by Buyer or its agents arising out of such physical inspections of the Property, and this indemnity shall survive Closing or termination of this Agreement. Within three (3) business days of the Effective Date of this Agreement, Seller shall provide, to the extent such items are in its possession or reasonably accessible and available to Seller, the items listed on Exhibit “B” (“Seller’s Materials”).

Buyer may cancel this Agreement before the expiration of the Review Period for any reason or no reason at all in its sole discretion by delivering a cancellation notice to Seller and Escrow Agent prior to the expiration of the Review Period. If this Agreement is not cancelled as set forth above, the Earnest Money shall be non-refundable unless Seller shall default hereunder, or in the event of a casualty or condemnation, subject to the provisions of Section 16 below or as otherwise provided herein.

If Buyer cancels this Agreement before the expiration of the Review Period, as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under the first paragraph of Section 5 of this Agreement and those provisions stating otherwise (which will survive), Escrow Agent shall return to Buyer its Earnest Money and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Buyer, Seller or anyone else.

If Buyer fails to close this transaction at no fault of Seller, Buyer will be irrevocably deemed in default of this Agreement. Upon default by Buyer, Seller may, as its option, retain the Earnest Money as its sole and exclusive remedy and declare this Agreement null and void, in which event Buyer will be deemed to have cancelled this Agreement and relinquish all rights in and to the Property, or Seller may exercise its rights hereunder. The Review Period will be deemed satisfied if Buyer has deposited the Earnest Money as required by Section 4 hereof, and this agreement is not cancelled.

6.
Closing Date.  Escrow shall close (the “Closing”) on or before fifteen (15) days following the expiration of the Review Period (the “Closing Date”) unless the parties mutually agree otherwise.

7.
Escrow.  Escrow shall be opened upon execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company’s standard instructions, any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign these additional instructions. If there is any conflict between these other instructions and this Agreement, this Agreement shall control.

Zales – Enid, OK

8.
Title.  Seller, at its sole expense, within three (3) business days of the Effective Date, shall order an updated title insurance commitment, along with underlying documents to include any easement or declarations/CAM affecting the Property, for an Owner’s Title Insurance Policy (collectively, the “Title Commitment”). Closing will be conditioned on the agreement of the Title Company to issue an Owner’s Title Insurance Policy, dated as of the Closing Date, in an amount equal to the Purchase Price, insuring that Buyer will own insurable fee simple title to the Property subject only to: the Title Company’s standard exceptions; current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the Lease; the Permitted Exceptions, as defined herein. Buyer shall, at its sole expense, order and obtain an updated survey of the Property (“Updated Survey”). Buyer hereby acknowledges that if Buyer desires to remove the survey exception from the Title Commitment, it shall be Buyer’s responsibility to obtain such updated survey. Seller shall have no obligation to execute any “no change” or equivalent affidavit with respect to the existing survey of the real property, nor shall Seller have any obligation to make any representations or warranties regarding such survey or any measurements or depictions thereon.

Buyer shall be allowed ten (10) days following receipt of said Title Commitment and Updated Survey for examination and the making of any title objections thereto (the “Title Objections”), said Title Objections to be made in writing or deemed waived (such written notice of Buyer’s Title Objections to be hereinafter referred to as the “Notice of Objections”). Except as set forth below, any title exception disclosed by the Title Commitment or Updated Survey and not listed in such Notice of Objections shall be deemed a “Permitted Title Exception” under this Agreement.

If Seller shall fail to cure or eliminate all the Title Objections listed in the Notice of Defect within fifteen (15) business days after receipt of the Notice of Objections (the “Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the title exception(s) not cured (in which case such title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement.

In the event that Seller agrees to cure a Title Objection and commences such cure, but the same cannot be cured within the Title Cure Period, the Buyer may, by written notice to Seller, preserve such Title Objection such that the cure of such Title Objection shall be a condition precedent to Buyer’s obligation to close. Buyer shall elect to either accept the Property subject to the Permitted Exceptions or terminate the Agreement by written notice to Seller delivered within three (3) business days following the end of the Title Cure Period, and the failure to deliver such election notice shall constitute an election to proceed under clause (a) above.  Any mortgage, security deed, lien, lis pendens, judgment, or other claim in a liquidated amount incurred by Seller during Seller’s ownership of the Property and which constitutes an exception to the title to the Property shall not in any event be a Permitted Title Exception hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly.; provided that such claim must have arisen directly from the acts or omissions of Seller, and not those of the Tenant.

At any time after the Effective Date of this Agreement and prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, or otherwise becomes known to Buyer. Buyer shall be allowed three (3) business days after notice of such additional title exception for examination and the making of any new Title Objections thereto by written notice to Seller (“Notice of New Objections”). Except as set forth herein, any title exception disclosed to Buyer and not listed in such Notice of New Objections shall be deemed a Permitted Title Exception. If Seller shall fail to cure or eliminate all the new Title Objections listed in the Notice of New Objections within fifteen (15) business days after receipt of the Notice of New Objections (the “Second

Zales – Enid, OK

Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the new title exception(s) not cured (in which case such new title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement.

9.
Closing Costs.  Seller shall pay the Standard Owner’s Title Insurance Policy premium in the full amount of the Purchase Price along with any title search and exam fees. Seller shall pay any and all brokerage commissions to Trinity REIS, LLC per separate agreement. Except as set forth above, both parties represent to the other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party.

Buyer shall pay the full cost of any endorsements to the Owner’s Title Insurance Policy and the full cost of any extended coverage as Buyer may require for such policy. Buyer shall pay all transfer taxes (state, county, and municipal, as applicable) and all recording fees. Buyer will pay the cost of updating any due diligence provided by Seller, including the cost of an updated survey to be ordered by Buyer as set forth in Section 8 above. Buyer and Seller will split all escrow and closing fees equally. Each party will pay its own attorney’s fees and costs to document and close this transaction.

10.
Real Estate Taxes, Special Assessments and Prorations.  The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the Closing Date.

All income and all operating expenses from the Property, if any, shall be prorated between the parties and adjusted by them as of the Closing Date. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred, prior to the Closing Date. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred, on and after the Closing Date.

11.
Seller’s Representations and Agreements.

a)
Seller represents and warrants that:

i.
Except for the existing Lease with the existing Tenant, there are no other leases of the Property.

ii.
Seller has not received notice of any pending litigation or condemnation proceedings against the Property or Seller’s interest in the Property.

iii.
Except as previously disclosed to Buyer and as permitted in paragraph (b) below, there are no contracts Seller has executed that would be binding on Buyer after the Closing Date.

iv.
The Premises shall be maintained by Seller in substantially the same condition, ordinary wear and tear excepted.

Zales – Enid, OK

b)
Provided that Buyer performs its obligations as required, Seller agrees that it will not enter into any new contracts related to the Property, lease or tenant following the expiration of the Review Period without Buyer’s prior consent, which will not be unreasonably withheld or delayed.

12.
Disclosures.

a)
As of the Effective Date hereof, Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, and ventilating, electrical system. To the best of Seller’s knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any such notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

b)
As of the Effective Date hereof, Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any such notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

c)
As of the Effective Date hereof, Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller’s knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer’s successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller’s gross negligence or intentional misconduct. If Seller shall receive any such notice to the contrary prior to the Closing Date, Seller will inform Buyer prior to the Closing Date, and Buyer may terminate this Agreement within ten (10) days after receipt of Seller’s notice and the Earnest Money will be returned. If Buyer does not inform Seller of its intent to terminate this Agreement, the Buyer shall have waived its right to terminate the contract under this provision.

Zales – Enid, OK

d)
Buyer agrees that it is purchasing the Property in its present condition, “as is, where is,” and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein or as otherwise agreed to in writing by the parties.

e)
Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as herein set forth. The sale of the Property as provided for herein is made on an “as-is, where-is” basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to any Buyer.

The Parties agree that the provisions of this Section 12, subsections (a) through (e), shall survive the Closing Date for a period of six (6) months.

13.
Closing.  The obligation of Buyer hereunder to consummate the Closing is subject to the satisfaction, as of the Closing, of each of the conditions set forth below.  In the event one or more of the below conditions to Closing are not satisfied by Closing, Buyer may (i) waive, in writing, in whole or in part, any of the conditions set forth below, (ii) extend the Closing until satisfactory completion of such condition, or (iii) terminate this Agreement, without waiving any other remedies it may have hereunder, and receive a return of the Earnest Money.

a.
Before the Closing Date, Seller will deposit into escrow an executed special warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to the Permitted Exceptions.

b.
On or before the Closing Date, Buyer will deposit into escrow the balance of the Purchase Price when required hereunder and any additional funds required of Buyer (pursuant to this Agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company to close escrow.

Zales – Enid, OK

c.
On or before the Closing Date, Seller and Buyer will deliver or cause to be delivered to Escrow Agent an Assignment and Assumption of Lease, duly executed and acknowledged by Seller and Buyer, assigning all of Seller’s interest in, to, and under the Lease to Buyer.

d.
Not later than five (5) business days prior to the Closing Date, the Seller will cause the Tenant under the Lease and Guarantor of the Guaranty Agreement to execute and deliver an estoppel letter, which form shall be approved in advance by Buyer prior to the expiration of the Review Period. Notwithstanding the foregoing, Seller shall have up to thirty (30) days to satisfy this requirement and Buyer may not terminate this Agreement unless the estoppel letters are not provided within said thirty (30) day period.

e.
Not later than five (5) business days prior to Closing, Seller shall have delivered to Buyer,  a Subordination, Non-Disturbance and Attornment Agreement in the form required by the lender providing Buyer’s financing for the purchase of the Property.. Notwithstanding the foregoing, Seller shall have up to thirty (30) days to satisfy this requirement and Buyer may not terminate this Agreement unless the Subordination, Non-Disturbance and Attornment Agreement letters are not provided within said thirty (30) day period.

f.
If required by the terms of the Lease, on or before the Closing Date, Seller will deposit into escrow a notice to Tenant of the sale of the Property to Buyer and of the Assignment and Assumption of Lease, such notice to be delivered by the Title Company to Tenant upon Closing.

g.
On the Closing Date, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier’s check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Title Company’s certified combined Closing statement showing all charges to all parties and take all other actions necessary to close escrow.

Zales – Enid, OK

14.
Defaults.  IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THE EARNEST MONEY (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON AFTER NEGOTIATION AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER’S DEFAULT. BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED. IF SELLER SHALL DEFAULT HEREUNDER, THEN BUYER MAY TERMINATE THIS AGREEMENT, WHEREUPON THE ENTIRE EARNEST MONEY SHALL BE RETURNED TO BUYER (TOGETHER WITH ALL INTEREST, IF ANY, EARNED THEREON) AS BUYER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. BUYER HEREBY EXPRESSLY WAIVES, RELINQUISHES AND RELEASES ANY OTHER RIGHT OR REMEDY AVAILABLE TO IT AT LAW, IN EQUITY OR OTHERWISE BY REASON OF SELLER’S INABILITY OR FAILURE TO PERFORM ITS OBLIGATIONS.

15.
Buyer’s Representations and Warranties.

a.
Buyer represents and warrants to Seller as follows:

i.
In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the closing or after the Closing Date, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

ii.
Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

iii.
To Buyer’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

16.
Damages, Destruction and Eminent Domain.

Zales – Enid, OK

a.
If, prior to the Closing Date, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer’s option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth in Paragraph 5 hereof have been satisfied, or waived; and (ii) any ten-day period provided for above in this Subparagraph 16a for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer’s right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

b.
If the cost of repair is less than $10,000.00, Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.

c.
If, prior to the Closing Date, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer’s option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.

d.
In the event that this Agreement is terminated by Buyer pursuant to this Agreement, the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.

17.
1031 Exchange.  Buyer and Seller shall reasonably cooperate with each other, at no additional cost, obligation, or liability if either party intends to structure this transaction as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended.

18.
Cancellation.  If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to Escrow Agent a notice containing the address of the party in breach and stating that this Agreement shall be cancelled unless the breach is cured within three (3) days following the delivery of the notice to the breaching party. Within three (3) days after receipt of such notice, the Escrow Agent shall send it by a nationally recognized courier service guaranteeing overnight delivery to the party in breach at the address contained in the Notice and no further notice shall be required. If the breach is not cured within three (3) days following the delivery of the notice to the breaching party, this Agreement shall be cancelled.

 Zales – Enid, OK

19.
Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument. Any person may rely upon a photocopy, facsimile, or electronically transmitted signature to this Agreement.

20.
Expiration.  Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller, and Seller has five (5) days from receipt hereof within which to accept this offer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.

21.
Choice of Law.  This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

22.
Notices.  All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by email to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Refusal, rejection, or return of any notice otherwise properly delivered as set forth herein shall be deemed to constitute delivery of such notice.  Notice given in accordance herewith shall be deemed effectively given upon delivery to the address of the addressee.

If to Seller:

      AEI Income & Growth Fund 26 LLC
1300 Wells Fargo Place
30 East Seventh Street
St. Paul, MN 55101
Attn: Kyle Hagen
Email: khagen@aeifunds.com

With a copy to:

     AEI Income & Growth Fund 26 LLC

1300 Wells Fargo Place
                                                           30 East Seventh Street
St. Paul, MN 55101
Attn: Marissa Lassaux /Stacee Windle
Email: mlassaux@aeifunds.com / swindle@aeifunds.com

If to Buyer:
NLF ZJ  Enid OK, a series of RoseRock Net Lease Fund I Series LLC, a Delaware limited liability company

8872 HSC Parkway, Suite 401

Bryan, TX 77807

Attn: Ben Wall

Email: bwall@roserock.co

Zales – Enid, OK

With a copy to:

Jeffrey W. Brown

8872 HSC Parkway, Suite 401

Bryan, TX 77807

Email: jeff@jeffreywbrownlaw.com

23.
Miscellaneous.

a.
This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney’s fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

b.
If this escrow has not closed by the Closing Date through no fault of Seller, Seller may, at its election, extend the Closing Date or exercise any remedy available to it by law, including terminating this Agreement.

c.
Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier’s checks or wire transfers, subject to the Title Company’s requirements.

d.
Buyer shall have the right to assign this Contract at Closing to any entity or entities affiliated with or related to Buyer without the consent of Seller (provided that Buyer shall notify Seller at least five (5) days prior to Closing to allow the parties to modify the Closing documentation accordingly).  Other than the foregoing, Buyer shall not be entitled to assign any of its right, title, and interest herein without Seller’s prior consent. Any assignee shall expressly assume all of Buyer’s duties, obligations, and liabilities hereunder, and Buyer shall not be released from any of its obligations hereunder.

e.
Whenever the last day for the exercise of any right or the discharge of any obligation under this Contract shall fall upon a Saturday, Sunday, or any public or legal holiday, the party having such right or obligation shall have until 5:00 p.m. (Central Standard Time) on the next succeeding regular business day to exercise such right or discharge such obligation.  Time is of the essence of this Contract.

f.
The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions hereof.

Zales – Enid, OK

g.
All of the provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties hereto.

h.
No failure to strictly enforce any provision hereof shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision.

i.
This Agreement may be executed in one or more counterparts by the Parties hereto.  All counterparts shall be construed together and shall constitute one agreement.  Each counterpart shall be deemed an original hereof notwithstanding less than all of the Parties may have executed it.  All facsimile and emailed executions shall be treated as originals for all purposes.

j.
All Parties agree to sign any and all further documents reasonably necessary to implement the terms hereof.

[SIGNATURES PAGES FOLLOW]

Zales – Enid, OK

IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement to be effective as of the Effective Date.

SELLER:

AEI INCOME & GROWTH FUND 26 LLC,
a Delaware limited liability company

By:
AEI Fund Management XXI, Inc.
a Minnesota corporation
its Managing Member

By: ___/s/ Marni Nygard______________
Name: Marni Nygard
Title: President
Date: ___03/2/2022__________________

Zales – Enid, OK

BUYER:

NLF ZJ  ENID OK, A SERIES OF ROSEROCK NET LEASE FUND I SERIES LLC,
a Delaware limited liability company

By: _____/s/ Ben Wall _______________
Name: ___Ben Wall_________________
Title: _CIO________________________
Date: 3/1/2022______________________

Zales – Enid, OK

Exhibit A

(Legal Description)

Tract 1 – Fee Simple

A tract of land in the Southeast Quarter (SE/4) of Section Ten (10), Township Twenty-two (22) North, Range Seven (7) West of the Indian Meridian, Garfield County, Oklahoma, more particularly described as:

Beginning at the Southwest corner of said Southeast Quarter (SE/4);

Thence South 89 34’ 00” East a distance of 330.00 feet;

Thence North 00 27’ 39” East a distance of 65.00 feet;

Thence South 89 34’ 00” East a distance of 75.00 feet to the Point of Beginning;

Thence North 00 27’ 39” East a distance of 140.00 feet;

Thence South 89 34’ 00” East a distance of 209.00 feet;

Thence South 00 27’ 39” West a distance of 140.00 feet;

Thence North 89 34’ 00” West a distance of 209.00 feet to the Point of Beginning.

Tract 2 – Easement Estate

Together with an Easement as described in Book 875, Page 339 covering:

A part of the Southeast Quarter (SE/4) of Section Ten (10), Township Twenty-two (22) North, Range Seven (7) West of the Indian Meridian, Garfield County, Oklahoma, being more particularly described as follows:

Commencing at the Southwest corner of said Southeast Quarter (SE/4) of Section 10;

Thence South 89 34’ 00” East along the South line of said Southeast Quarter (SE/4) a distance of 330.00 feet;

Thence North 00 27’ 39” East and parallel with the West line of said Southeast Quarter (SE/4) a distance of 65.00 feet to a point on the North right-of-way of West Owen K. Garriott Road (U.S. 60) for a Point of Beginning of Easement;

Thence North 00 27’ 39” East a distance of 165.00 feet;

Thence South 89 34’ 00” East a distance of 359.00 feet’
Thence South 00 27’ 39” West a distance of 165.00 feet to the North right-of-way line of West Owen K. Garriott Road;

Thence North 89 34’ 00” West a distance of 359.00 feet along the right-of-way line to Point of Beginning.

Property Address:  4402 West Owen K Garriott Road, Enid, OK

Zales – Enid, OK

Exhibit B

(Seller’s Materials)

The following Seller’s Materials will be provided by Seller, to the extent such items exist in Seller’s possession:
a)
A copy of Seller’s existing Owner’s Title Policy for the Property, with copies of its underlying documents;
b)
A copy of Seller’s existing as-built ALTA survey of the Property;
c)
A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties, amendments, assignments of lease and/or letter agreements, commencement agreements, memorandum of leases, and project acceptance letter;
d)
A copy of Seller’s existing Phase I Environmental Site Assessment report;
e)
A copy of the Tenant’s existing insurance certificate(s) for the Property;
f)
A copy of the Certificate of Occupancy from the governing municipality;
g)
Copies of the existing final building plans and specifications for the improvements; and
h)
A copy of the most recent real estate tax statement for the Property.

Zales – Enid, OK